Exhibit 4.6

Certificate No Class No of Shares [•] Ordinary [•] Rezolve AI PLC Registered in England & Wales, with company number 14573691 This is to Certify that [shareholder] of [address] is/are the Registered Holder(s) of [•] fully paid ordinary shares of £0.0001 each in the above-named Company, subject to the Articles of Association of the said Company This Certificate was Authorised by: Director(s) Date Witness Name Address Registered Office 3rd Floor, 80 New Bond Street, Mayfair, London, W1S 1SB, United Kingdom NOTE: No transfer of any of the above mentioned shares can be registered until this Certificate has been deposited at the Company’s Registered Office